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Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-87176, effective December 7, 1994, File No. 333-09235, effective July 31, 1996, File No. 333-27085, effective May 14, 1997, File No. 333-125116, effective May 20, 2005, and File No. 333-175214, effective June 29, 2011, on Form S-8 of TF Financial Corporation of our report dated March 26, 2012, relating to our audit of the consolidated financial statements, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of TF Financial Corporation for the year ended December 31, 2011.

/s/S.R. Snodgrass, A.C.
Wexford, Pennsylvania
March 26, 2012